Exhibit 4.3

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

NEUROSENSE Therapeutics LTD.1

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by [__] (the “Investor”) of USD $[__] (the “Purchase Amount”) on or about [__], NeuroSense Therapeutics Ltd., a limited liability company incorporated and existing under the laws of the State of Israel (the “Company”), hereby issues to the Investor the right to certain shares of the Company, subject to the terms set forth below.

1. Events.

(a) Equity Financing. If there is an Equity Financing before the expiration or termination of this instrument, the Company will automatically issue to the Investor a number of Ordinary Shares equal to the Purchase Amount divided by the Safe Price. [If there is an equity financing on the Company, in which the Company issues shares, that does not qualify as Equity Financing (a “Non qualifying EF”), each of the Company and the Investor, by the delivery of a written notice to that effect to the other Party, shall have the right to issue or force the Company to issue, as applicable, a number of Ordinary Shares equal to the Purchase Amount divided by the price per share of the Non Qualifying EF.]

In connection with the issuance of Ordinary Shares by the Company to the Investor pursuant to this Section 1(a), the Investor will be obligated to execute and deliver to the Company all transaction documents related to the Equity Financing.

(b) Liquidity Event. If there is a Liquidity Event before the expiration or termination of this instrument, the Investor will automatically receive from the Company a number of Ordinary Shares equal to the Purchase Amount divided by the Liquidity Price.

(c) Dissolution Event. If there is a Dissolution Event before this instrument expires or terminates, the Company will pay an amount equal to the Purchase Amount, due and payable to the Investor immediately prior to, or concurrent with, the consummation of the Dissolution Event. The Purchase Amount, as determined in good faith by the Company’s board of directors, shall be paid from the funds, if any, available for distribution upon a Dissolution Event pro rata among the other shareholders and investors of the Company.

(d) Termination. This instrument will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this instrument) upon either (i) the issuance of shares to the Investor pursuant to Section 1(a) or Section 1(b); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(c).

2. Definitions.

“Change of Control” means (i) any merger, reorganization or consolidation of the Company with or into another entity, or the acquisition of the Company by means of any transaction or series of related transactions, following which the existing shareholders of the Company as of immediately prior to such transaction or series of related transactions hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity or less than fifty percent (50%) of the issued and outstanding share capital of the surviving or acquiring entity; (ii) a sale of all or substantially all of the assets of the Company (including, for this purpose, the grant of an exclusive license to all or substantially all of the intellectual property rights of the Company), in a single transaction or a series of related transactions; or (iii) any other transaction or series of related transactions in which more than fifty percent (50%) of the outstanding share capital of the Company following such transaction or series of related transactions is held by a person or entity or group of persons or entities (related contractually or otherwise), other than existing shareholders of the Company as of immediately prior to such transaction or series of related transactions.

1 The bracketed language is included in some, but not all, of the SAFE Agreements.

“Company Capitalization” means the sum, as of immediately prior to the Equity Financing or Liquidity Event, as applicable, of: (a) all of the Company’s issued and outstanding shares (on an as-converted basis), assuming exercise or conversion of all outstanding vested and unvested options, warrants, and other convertible securities, but excluding (i) this instrument, (ii) all other Safes, and (iii) convertible promissory notes; and (b) all Ordinary Shares reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Equity Financing.

“Distribution” means the transfer to holders of shares of the Company, by reason of their ownership thereof, of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Ordinary Shares payable in Ordinary Shares, or the purchase or redemption of Ordinary Shares by the Company or its subsidiaries, if any, for cash or property other than: (a) repurchases of Ordinary Shares held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to an agreement providing, as applicable, a right of first refusal or a right to repurchase shares upon termination of such service provider’s employment or services; or (b) repurchases of shares of the Company in connection with the settlement of disputes with any shareholder.

“Dissolution Event” means (a) a voluntary termination of operations, (b) a general assignment for the benefit of the Company’s creditors, or (c) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital in a minimum amount of USD $[2,000,000][5,000,000], pursuant to which the Company issues and sells shares at a fixed pre-money valuation.

“Equity Financing Valuation” means the Company’s valuation which the shares at an Equity Financing were issued, which shall not be lower than Company valuation of $25,000,000.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Ordinary Shares.

“Liquidity Event” means a Change of Control or an Initial Public Offering.

“Liquidity Price” means the price per share equal to the Company’s valuation at the time of the Liquidity Event, multiplied by 80% and divided by the Company Capitalization, which shall not be lower than Company valuation of $25,000,000.

“Ordinary Shares” means ordinary shares of the Company, par value NIS 0.001 each.

“Safe” means an instrument containing a future right to shares of the Company, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations.

“Safe Price” means the price per share equal to 80% of the Equity Financing Valuation.

3. Company Representations.

(a) The Company is a limited liability company duly organized and validly existing under the laws of the State of Israel, and has the power and authority to own, lease, and operate its properties and carry on its business as now conducted.

(b) The execution, delivery, and performance by the Company of this instrument is within the power of the Company and, other than with respect to the actions to be taken when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part of the Company.

(c) This instrument constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of (i) its current articles of association, (ii) any material law or regulation applicable to the Company, or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(d) The performance and consummation of the transactions contemplated by this instrument do not and will not: (i) violate any material judgment, law, or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset, or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license, or authorization applicable to the Company, its business or operations.

(e) No consents or approvals are required in connection with the performance of this instrument, other than: (i) the Company’s corporate approvals, including for the authorization of shares issuable pursuant to Section 1; and (ii) any qualifications or filings under applicable securities laws.

(f) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes, and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of, the rights of others.

4. Investor Representations.

(a) The Investor has full legal capacity, power, and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Investor has been advised that this instrument and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this instrument and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition, and is able to bear the economic risk of such investment for an indefinite period of time.

(c) The Investor has been afforded the opportunity to ask questions concerning the business and financial condition, operations and prospects of the Company and concerning the terms and conditions of this instrument, has asked such questions as it desired to ask, and has been provided with answers to such questions to its full satisfaction.

(d) The Investor understands that no public market now exists for the shares underlying this instrument, and that the Company has made no assurances that a public market will ever exist for such shares.

5. Miscellaneous.

(a) [The Investor hereby agrees that in the event of any underwritten public offering of Ordinary Shares, including an IPO, pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), Investor shall not affect any public sale or distribution of Ordinary Shares or of any securities convertible into or exchangeable or exercisable for Ordinary Shares, during the period beginning 14 days prior to the expected date of “pricing” of such public offering and continuing for a period not to exceed 180 days after the date of the final prospectus (or prospectus supplement if the offering is made pursuant to a “shelf” registration statement) as may be established by the underwriter(s) for such public offering. If and to the extent requested by the managing underwriter(s), Investor agrees to execute an agreement to the foregoing effect with the underwriter(s) for such public offering on such terms as the managing underwriter(s) shall reasonably request (with such modification as reasonably requested by such managing underwriter(s) to take into consideration then existing rules of an applicable securities exchange regarding research analyst publications).]

(b) Any provision of this instrument may be amended, waived, or modified only upon the written consent of the Company and the Investor.

(c) This instrument constitutes the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties hereto are expressly canceled.

(d) All notices and other communications given or made pursuant to this instrument shall be in writing and shall be deemed effectively given upon the earlier of: (i) actual receipt; (ii) personal delivery; (iii) transmission, if transmitted by electronic mail or facsimile during normal business hours of the recipient, or, if not sent during normal business hours, the recipient’s next business day, provided that, in either case, the transmitting party shall not have received a bounce-back or other delivery failure notice; (iv) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; and (v) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications hereunder shall be given to the respective party using the contact details in such party’s signature block below, or using such contact details as such party shall subsequently provide by written notice in accordance with this Section 5(e).

(e) The provisions hereof shall inure to the benefit of, and be binding upon, the respective successors, assigns, heirs, executors, and administrators of the parties hereto. Neither this instrument nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other party; provided, however, that this instrument and/or the rights contained herein may be assigned without the Company’s consent by the Investor to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor; and provided, further, that the Company may assign this instrument in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

(f) In the event any one or more of the provisions of this instrument is for any reason held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this instrument operate or would prospectively operate to invalidate this instrument, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this instrument and the remaining provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(g) All rights and obligations hereunder will be governed by the laws of the State of Israel, without regard to the conflicts of law provisions of such jurisdiction. The parties submit to the exclusive jurisdiction of the competent courts of Tel Aviv-Jaffa in any dispute arising out of this instrument.

(h) This instrument may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the party actually executing such counterpart, and all of which together shall constitute one and the same instrument. Executed counterparts delivered via any means of electronic transmission shall be deemed as originals.

(i) The Investor shall cause the transfer the Purchase Price to the Company, within no longer than five (5) days after the execution of this instrument, by wire transfer to the Company’s bank account.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

NEUROSENSE Therapeutics LTD.

By:
Name:	Alon Ben-Noon
Title:	CEO

Address: Medinat Hayehudim St. 85, Herzeliya, 4676670, Israel
Email:

[__]

By:

Address: [__]
Email: [__]

[Signature page to Simple Agreement for Future Equity]